Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SCOLR Pharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	91-1689591
(State of incorporation)	I.R.S. Employer Identification No.)

19204 North Creek Parkway, Suite 100
Bothell, WA 98011
(Address principal executive offices) (Zip code)

SCOLR Pharma, Inc.
2004 Equity Incentive Plan
(Full title of the Plan)

Stephen J. Turner
President & Chief Executive Officer
SCOLR Pharma, Inc.
19204 North Creek Parkway, Suite 100
Bothell, WA 98011
(425) 373-0171
(Name and address of agent for
service) (Telephone number, including
area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐(Do not check if a smaller reporting company)	Smaller reporting company	☒

Title of each class of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
2004 Equity Incentive Plan, Common Stock Par Value $0.001	1,564,519(3)	$0.90(4)	$1,408,067.10	$78.57
2004 Equity Incentive Plan, Common Stock Par Value $0.001	3,435,481(5)	$0.37(6)	$1,271,127.97	$70.93
TOTAL	5,000,000	-	$2,679,195.07	$149.50

1 The securities to be registered include options and rights to acquire Common Stock of the Registrant.

2 Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction, plus an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

3 Represents shares subject to issuance upon the exercise of options and rights to acquire Common Stock granted under Registrant’s 2004 Equity Incentive Plan (the “Plan”).

4 Estimated solely for purposes of calculation of the registration fee pursuant to Rule 457(h) of the Securities Act based on the weighted average exercise price per share of the outstanding options granted under the Plan.

5 Represents shares subject to issuance upon the exercise of options and rights to acquire Common Stock reserved for issuance under the Plan.

6 Estimated solely for purposes of calculation of the registration fee pursuant to Rules 457(h) and 457(c) of the Securities Act based upon the average of the high and low prices of the Registrant’s Common Stock on September 1, 2009, as reported on the NYSE Amex.

EXPLANATORY NOTE

This Registration Statement has been prepared in accordance with the requirements of Form S-8, as amended. The purpose of this Registration Statement is to register 5,000,000 additional shares (the “Additional Shares”) of Common Stock, $0.001 par value per share (“Common Stock”), of SCOLR, Inc. (the “Company”) issuable under the Company’s 2004 Equity Incentive Plan, as amended and restated (the “2004 Plan”). Certain of the shares issuable under the 2004 Plan were previously registered as follows:

1.
4,407,857 of the shares issuable under the 2004 plan were previously registered pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on June 28, 2004, Registration Statement 333-116992.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

SCOLR Pharma, Inc. (the “Company”) hereby incorporates by reference in this registration statement the following documents:

(a) The Company’s latest annual report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Company’s latest fiscal year ended December 31, 2008, as filed with the Securities and Exchange Commission on March 11, 2009.

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

(c) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 10-SB filed under the Exchange Act on July 27, 1998 (Registration No. 000-24693), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Inapplicable.

Item 5. Interests of Named Experts and Counsel

Inapplicable.

Item 6. Indemnification of Directors and Officers

Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to a corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change the directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Company has adopted provisions in its Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors to the Company and its stockholders for monetary damages for breach or alleged breach of their duty of care.

Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers, directors, employees and agents of a corporation. The Bylaws of the Company provide for indemnification of its directors, officers, employees and agents to the full extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary under Delaware law. The Company’s Bylaws also empower it to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify.

The Company has entered into a Director Indemnification Agreement or Officer Indemnification Agreement (the “Indemnity Agreements”) with each of its current directors and officers. It is anticipated that future directors and officers of the Company would enter into an Indemnity Agreement with the Company in substantially similar form.

The Indemnity Agreements provide, among other things, that the Company will indemnify each director or officer, under the circumstances and to the extent provided for therein, for expenses, including judgments, fines, penalties and settlements he or she may be required to pay in actions or other proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under applicable law, and as a supplement to and in furtherance of rights to indemnification under applicable law and the Company’s Certificate of Incorporation and Bylaws, each as amended from time to time. The Indemnity Agreements further provide for the advancement of certain expenses of each director or officer in connection with claims with respect to which such director or officer is or may be entitled to indemnification under the Indemnity Agreements. In addition, the Indemnity Agreements obligate the Company to maintain a policy of directors’ and officers’ liability insurance during such time as each director or officer serves as a director, officer or other agent of the Company, and for at least six years following a change of control event, including the acquisition by any person of securities representing fifty percent or more of the combined voting power the Company’s then outstanding securities entitled to vote generally in the election of directors.

Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

Item 7. Exemption From Registration Claimed

Inapplicable.

Item 8. Exhibits

See Exhibit Index.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, That:

A.
Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.
Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bothell, State of Washington, on September 3, 2009.

SCOLR Pharma, Inc.

By:	/s/ Stephen J. Turner
Stephen J. Turner
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Richard M. Levy
Richard M. Levy
Vice President, Finance and Chief Financial Officer

POWER OF ATTORNEY

The officers and directors of SCOLR Pharma, Inc. whose signatures appear below, hereby constitute and appoint Stephen J. Turner and Richard M. Levy, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on September 3, 2009.

Signature	Title
/s/ Stephen J. Turner	President and Chief Executive Officer
Stephen J. Turner

/s/ Richard M. Levy	Vice President, Finance and Chief Financial Officer
Richard M. Levy

/s/ Randall L-W. Caudill, Ph.D.	Director
Randall L-W. Caudill, Ph. D.

/s/ Herbert L. Lucas	Director
Herbert L. Lucas

Bruce S. Morra	Director

Wayne L. Pines	Director

/s/ Jeffrey B. Reich	Director
Jeffrey B. Reich

/s/ Michael N. Taglich	Director
Michael N. Taglich

EXHIBIT INDEX

4.1
SCOLR Pharma, Inc., Certificate of Incorporation, as amended (incorporated by reference to the Company’s Form 10-QSB for the quarterly period ending June 30, 2004, as filed with the Securities and Exchange Commission on August 13, 2004).

4.2
SCOLR Pharma, Inc., Bylaws, as amended (incorporated by reference to Company’s Form 10-QSB for the quarterly period ending March 31, 2004, as filed with the Securities and Exchange Commission on May 17, 2004).

4.3
Certificate of Designation of Series A Junior Participating Preferred Stock of SCOLR Pharma, Inc. (incorporated by reference to the Company’s annual report on Form 10-K, for the period ending December 31, 2007, as filed with the Securities and Exchange Commission on March 11, 2008).

4.4
Rights Agreement, dated as of November 1, 2002, between SCOLR Pharma, Inc. and OTR, Inc. (incorporated by reference to the Company’s annual report on Form 10-K, for the period ending December 31, 2007, as filed with the Securities and Exchange Commission on March 11, 2008).

5	Opinion of Garvey Schubert Barer

23.1	Consent of Garvey Schubert Barer (included in Exhibit 5)

23.2	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

24	Power of Attorney (included in signature pages to this registration statement)